Exhibit 99.1

Nordstrom Announces CFO Transition

Reaffirms Fiscal Year 2022 Financial Outlook

SEATTLE, October 17, 2022 – Nordstrom, Inc. (NYSE: JWN) today announced that Nordstrom Chief Financial Officer Anne Bramman has informed the company of her intention to step down from her role. She will remain with the company through the reporting of Nordstrom’s third quarter 2022 financial results to facilitate a smooth transition. Her last day with the company will be December 2, 2022.

“Anne is an outstanding CFO. Since she was named CFO in 2017, Anne’s leadership has been vital in helping us in many areas, particularly navigating the numerous challenges of the last few years,” said Erik Nordstrom, chief executive officer of Nordstrom, Inc. “I’d like to thank Anne for her deep commitment to our customers, our employees, our shareholders and our values. As a result of Anne’s guidance through the pandemic, Nordstrom has the financial strength and flexibility to successfully manage through a changing environment. She also sponsored multiple strategic initiatives to improve profitability and develop capabilities to fuel our long-term growth. Anne has elevated the finance organization through her commitment to excellence and talent development. We wish her well as she takes this next step.”

“It has been a privilege to work alongside our leadership team and the many talented individuals throughout the company,” Bramman said. “With Nordstrom well positioned for success, I felt that this is the right time to transition to the next chapter in my career.”

Michael Maher, Nordstrom’s senior vice president and chief accounting officer, will assume the role of interim CFO upon Bramman’s departure. Nordstrom has commenced an internal and external search process to identify a permanent CFO.

Maher joined Nordstrom in 2009 as controller and has more than 25 years of finance and accounting experience. As chief accounting officer, he is responsible for accounting, financial planning and analysis, business development, treasury and investor relations. Prior to his appointment as Nordstrom’s chief accounting officer in 2020, Maher served as senior vice president, finance from 2017 to 2020. From 2011 to 2017, he held various finance leadership roles for the Nordstrom business.

“We are fortunate to have a deep bench of talented leaders at Nordstrom,” Nordstrom added. “Michael’s knowledge of the Nordstrom business and more than two decades of related experience will support the continued execution of our financial priorities as we conduct a search for our next CFO.”

The company is reaffirming its fiscal year 2022 financial outlook that was previously provided on August 23, 2022.

ABOUT NORDSTROM

At Nordstrom, Inc. (NYSE: JWN), we exist to help our customers feel good and look their best. Since starting as a shoe store in 1901, how to best serve customers has been at the center of every decision we make. This heritage of service is the foundation we're building on as we provide convenience and true connection for our customers. Our digital-first platform enables us to serve customers when, where and how they want to shop – whether that's in-store at more than 350 Nordstrom, Nordstrom Local and Nordstrom Rack locations or digitally through our Nordstrom and Rack apps and websites. Through it all, we remain committed to leaving the world better than we found it.

INVESTOR CONTACT:	Heather Hollander
Nordstrom, Inc.
InvRelations@Nordstrom.com

MEDIA CONTACT:	Stephanie Corzett
Nordstrom, Inc.
NordstromPR@Nordstrom.com